Exhibit 99.2

Noodles & Company Announces Appointment of Drew Madsen as CEO
Drew Madsen appointed permanent CEO effective March 6, 2024; is a seasoned leader with deep experience in the restaurant industry. Sets strategic priorities for 2024 to strengthen operations, grow traffic, and fortify financial position.

BROOMFIELD, Colo., March 7, 2024 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced that the Board has appointed Drew Madsen to serve as permanent Chief Executive Officer effective March 6, 2024. Mr. Madsen will continue to be a member of the Board of Directors.

“On behalf of the entire board, we are thrilled Drew will be leading Noodles as CEO. As interim CEO, Drew quickly assessed our most important opportunities and has aligned the organization around five strategic priorities that are focused on driving traffic growth. As permanent CEO, he provides the business continuity necessary to execute on these priorities through 2024 and beyond,” said Jeff Jones, Noodles & Company Board Chairman. “Drew is already driving a culture of rigor, accountability, and operational excellence. Because of this leadership style, coupled with his extensive restaurant industry experience and operational expertise, the Board is confident in Drew’s ability to drive sustainable growth and create long-term shareholder value.”

Mr. Madsen brings a wealth of experience in the restaurant industry to the role of CEO. In his recent operating roles, Mr. Madsen was President and Chief Operating Officer at some of the most successful and well-respected businesses in the restaurant industry. Most recently, Mr. Madsen was President of Panera Bread leading the company to industry leadership in clean food, digital sales, and home delivery, combined with significantly improved operations execution and aggressive cost reduction. Mr. Madsen’s professional experience prior to Panera includes fifteen years at Darden where Mr. Madsen served as President and Chief Operating Officer for nearly ten years.

“I believe Noodles is a differentiated brand with a strong value proposition, and I am excited to lead the team as we deliver exceptional experiences for all current and future Noodles customers,” said Mr. Madsen. “In 2024, we are focused on driving traffic growth, and we will do so by creating a culture of operational excellence, ensuring brand relevance through new and enhanced menu offerings, better utilizing our digital strengths, developing a long-term strategy for growing our catering business, and fortifying our financial position. With this focus, I believe that Noodles is well positioned to win. I look forward to working with the management team and our 7,000+ passionate team members to realize the brand’s full potential.”

About Drew Madsen
Drew Madsen, 67, has been interim CEO since November 2023 and a member of our Board of Directors since September 2017. From May 2015 to December 2016, Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015 Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd. From 2005 to 2013 he was President and Chief Operating Officer, and a member of the board of directors, of Darden Restaurants, Inc. Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen is currently a member of The Mayflower Continuing Community Care board of directors.

About Noodles & Company
Since 1995, Noodles & Company has been serving guests Uncommon Goodness and noodles your way, from noodles and flavors you know and love as well as new ones you’re about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of approximately 470 restaurants and over 7,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding Mr. Madsen’s intended goals and strategies for the Company. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, our ability to execute on our strategic priorities; our ability to sustain our overall growth, including our digital sales growth; our ability to open new restaurants on schedule and cause those newly opened restaurants to be successful; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the success of our marketing efforts, including our ability to introduce new products; economic conditions including any impact from inflation, an economic recession or a high interest rate environment; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; other conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Contacts:
Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
press@noodles.com